Exhibit 4.2

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

November 29, 2012

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) dated as of November 29, 2012 and effective as of the Effective Time (as defined below) is made by and among Krassen Dimitrov, Dwayne Dunaway and Amber Ratcliffe (each individually a “Founder” and collectively the “Founders”), H. Perry Fell and John Sowatsky (each individually a “Major Common Holder” and collectively with the Founders the “Common Holders”), NanoString Technologies, Inc., a Delaware corporation (the “Company”), the holders of Series A Preferred Stock (“Series A Preferred Stock”) of the Company listed on Exhibit A to this Agreement (the “Series A Holders”), the holders of Series B Preferred Stock (the “Series B Preferred Stock”) of the Company listed on Exhibit A to this Agreement (the “Series B Holders”), the holders of Series C Preferred Stock (the “Series C Preferred Stock”) of the Company listed on Exhibit A to this Agreement and (the “Series C Holders”), the holders of Series D Preferred Stock (the “Series D Preferred Stock”) of the Company listed on Exhibit A to this Agreement (the “Series D Holders”), the holders of Series E Preferred Stock (the “Series E Preferred Stock”) of the Company listed on Exhibit A to this Agreement (the “Series E Holders” and, together with the Series A Holders, the Series B Holders, the Series C Holders and the Series D Holders, the “Investors” and each individually an “Investor”), Comerica Bank (“Comerica”).

RECITALS

A. The Company, the Founders, the Common Holders, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders and Comerica have previously entered into an Amended and Restated Investors’ Rights Agreement dated as of November 1, 2011, as amended on March 26, 2012 (“Prior Rights Agreement”).

B. The Company and the Series E Holders have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company has agreed to sell to such Investors and such Investors have agreed to purchase from the Company shares of the Company’s Series E Preferred Stock.

C. To induce the Series E Holders to enter into the Purchase Agreement and agree to purchase shares of the Company’s Series E Preferred Stock, the Company and the undersigned Investors agreed to enter into this Agreement to amend and restate the Prior Rights Agreement, subject to the sale and issuance of shares of Series E Preferred Stock to the Initial Closing Purchasers (as defined in the Purchase Agreement) at the Initial Closing (as defined in the Purchase Agreement).

D. Any Investor who has shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock converted by special mandatory conversion into shares of Common Stock pursuant to Section 9 of Article IV(B) or any similar successor provisions of the Restated Certificate as a result of such Investor’s or its Affiliated Purchasers’ (as defined in the Restated Certificate) failure to purchase its full Pro Rata Shares (as defined in the Restated Certificate) of the securities offered in a Subsequent Financing (as defined in the Restated Certificate) (the “Pay-to-Play Conversion”) shall continue to be deemed an Investor hereunder as a Series A Holder, Series B Holder, Series C Holder, Series D Holder or Series E Holder, as applicable, notwithstanding that such Investor may hold shares of Common Stock.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto further agree as follows:

1. Prior Rights Agreement.

1.1 Effective Time. This Agreement shall be effective upon the Initial Closing of the sale and issuance of Series E Preferred Stock pursuant to the Purchase Agreement (the “Effective Time”), provided that such Initial Closing takes place on or prior to November 29, 2012.

1.2 Amendment and Restatement of Prior Rights Agreement. At the Effective Time, the Prior Rights Agreement shall be amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, the Common Holders, the Investors and Comerica shall be bound by the provisions hereof as the sole agreement with respect to the subject matter hereof.

1.3 Nullification of Agreement. If the Initial Closing of the sale and issuance of Series E Preferred Stock does not take place on or prior to November 29, 2012, then this Agreement shall be null and void and the Prior Rights Agreement shall survive subject to and in accordance with the terms thereof and shall remain the sole binding obligation of the Company, the Founders, the Common Holders, the Investors and Comerica with respect to the subject matter thereof.

1.4 Waiver of Right of First Offer. The Major Investors (as defined in the Prior Rights Agreement), hereby waive the right of first offer provided in Section 3.3 of the Prior Rights Agreement, including the notice requirements, set forth in the Prior Rights Agreement with respect to any and all securities to be purchased pursuant to the Purchase Agreement.

2. Registration Rights.

2.1 Definitions. For purposes of this Agreement:

(a) The term “Comerica Warrants” means the Warrant to Purchase Stock dated October 1, 2007 issued to Comerica and the Warrant to Purchase Stock dated November 8, 2010 issued to Comerica.

(b) The term “Comerica Warrant Stock” means the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock issued or issuable upon exercise of the Comerica Warrants.

(c) The term “Common Holders’ Stock” means all shares of Common Stock held by the Common Holders.

(d) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(e) The term “Form S-1” means a registration statement on Form S-1 under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

(f) The term “Form S-3” means such form of registration statement under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(g) The term “Founders’ Stock” means all shares of Common Stock held by the Founders.

(h) The term “Holder” means any person owning, or having the right to acquire pursuant to the conversion or exercise of any option, warrant, right, or other security, Registrable Securities or any assignee thereof in accordance with Section 2.12 of this Agreement.

(i) The term “Major Investor” means any person who holds at least six million two hundred seventy-five thousand (6,275,000) shares of Preferred Stock (subject to adjustment for stock splits, stock dividends, reclassifications or the like).

(j) The term “Qualified IPO” means either (1) a firm commitment underwritten public offering by the Company of shares of its Common Stock on Form S-1 pursuant to which shares of Company’s Common Stock are listed on a nationally recognized exchange, the public offering price of which is not less than $0.4499 (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Company of $50,000,000 (net of underwriting discounts and commissions) or (2) the closing of an initial public offering of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act in connection with which all shares of the Company’s Preferred Stock are converted to shares of the Company’s Common Stock.

(k) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock held by the Investors, (ii) the shares of Common Holders’ Stock, provided, however, that for the purposes of Section 2.2, 2.4 and 2.13 the Common Holders’ Stock shall not be deemed Registrable Securities and the Common Holders shall not be deemed Holders, (iii) the shares of Common Stock issuable or issued upon conversion of the Comerica Warrant Stock, provided, however, that for the purposes of Section 2.2, 2.4 and 2.13 the shares of Common Stock issuable or issued upon conversion of the Comerica Warrant Stock shall not be deemed Registrable Securities and Comerica shall not be deemed a Holder, (iv) the shares of Common Stock issuable or issued upon conversion of the Common Warrant Stock held by the Investors, if any, (v) the shares of Common Stock issuable or issued upon conversion of the Series D Warrant Stock held by the Investors, and (vi) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the rights with respect to such securities provided in this Section 2 have not terminated pursuant to Section 2.15 below.

(m) The number of shares of “Registrable Securities then outstanding” shall be determined, as of a particular date, by the number of shares of Common Stock outstanding as of such date which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(n) The term “SEC” means the U.S. Securities and Exchange Commission.

(o) The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(p) The term “Series D Warrants” means, collectively, the warrants to purchase Preferred Stock issued to the purchasers of Series D Preferred Stock pursuant to the Series D Stock and Warrant Purchase Agreement by and among the Company and certain purchasers thereto, dated as of November 1, 2011, as such may be amended from time to time, and the warrants issued pursuant to the Amended and Restated Note and Warrant Purchase Agreement by and among the Company and certain investors thereto, dated as of June 23, 2011, as such may be amended from time to time.

(q) The term “Series D Warrant Stock” means the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock issued or issuable upon exercise of the Series D Warrants.

2.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) November 29, 2015, or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a registration statement relating directly or indirectly to a SEC Rule 145 transaction), a written request from the Holders of 60% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of Registrable Securities then outstanding with an anticipated aggregate offering price (net of underwriting discounts and commissions) in excess of $5,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsections 2.2(b), (c) and (d), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12 month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.2:

(i) After the Company has effected two registrations pursuant to this Section 2.2 and such registrations have been declared or ordered effective and have not been withdrawn other than at the request of the Initiating Holders;

(ii) During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 2.3 hereof unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 2.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

2.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration statement relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, (ii) a registration statement relating directly or indirectly to a SEC Rule 145 transaction, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (iv) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (v) a registration statement filed pursuant to Section 2.2 or Section 2.4), the Company shall give each Holder written notice of such registration at least 10 days prior to the public filing of such registration statement. Upon the written request of each Holder given within 15 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) The Company and its underwriters shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.4 Form S-3 Registration. If the Company shall receive from any Holder or Holders of not less than 25% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and (ii) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company.

(a) Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company shall not utilize this right more than twice in any 18 month period;

(iv) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4;

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi) during the period ending 180 days after the effective date of a registration statement subject to Section 2.3.

(b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier; provided, however, that such 120 day period shall be extended for a period of time equal to the period the Holders refrain, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent registered public accounting firm of the Company, in form and substance as is customarily given by independent registered public accounting firms to underwriters in an underwritten public offering, addressed to the underwriters.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4(a) of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 2.2(a) or subsection 2.4, whichever is applicable.

2.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.2 for each Holder (which right may be assigned as provided in Section 2.12), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 2.3 for each Holder (which right may be assigned as provided in Section 2.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 2.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company.

2.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then, subject to the limitations set forth in this Section 2.8, only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is a Qualified IPO, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) any securities held by a Founder or Common Holder be included if any securities held by any other selling Holder are excluded. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of each of the Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

2.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, partner, member, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, member, officer, director, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement or any of such other Holder’s partners, directors or officers and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 2.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 2.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after it has become subject to such reporting requirements), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee of at least two million five hundred thousand (2,500,000) shares of such securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like) (or if the transferring Holder owns less than two million five hundred thousand (2,500,000) shares of such securities, then all Registrable Securities held by the transferring Holder), or (ii) to a transferee or assignee (A) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (B) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (C) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law, or sister in law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (D) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 2.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, (i) such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included and (ii) such registration rights are on parity with or subordinate to the registration rights accorded pursuant to this Section 2, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 2.2.

2.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such initial public offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time, not to exceed 180 days, from the effective date of such registration as may be requested by the Company or such managing underwriters (provided that all directors, officers, and two percent (2%) or greater stockholders are subject to the same restrictions) and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 2.14(a) shall apply only if all officers and directors of the Company and all two percent securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 2.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.14.

2.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 after the earlier of (i) five years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (iii) upon termination of the Agreement, as provided in Section 4.1.

3. Covenants of the Company.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company (or such later date as may be approved by the Board of Directors of the Company, including 60% of the directors designated by the holders of Preferred Stock then in office), an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent registered public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited income statement and a statement of cash flows for such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter, and a comparison of the results of such fiscal quarter with the results projected by the Company’s annual budget;

(c) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows for such month, an unaudited balance sheet as of the end of such month, and a comparison of the results of such month with the results projected by the Company’s annual budget;

(d) within 30 days of the end of each fiscal quarter, an updated detailed capitalization table include all new options or other equity awards granted by the Company during such fiscal quarter;

(e) as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan (the “Budget & Business Plan’) for the next fiscal year, prepared on a monthly basis, and as soon as prepared, any other budgets or revised budgets prepared by the Company in compliance with Section 3.13; and

(f) with respect to the financial statements called for in subsections (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor.

3.3 Right of First Offer. Subject to the terms and conditions specified in this Section 3.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.3, a Major Investor shall be deemed to hold the securities of the Company held by any of its general partners, managing members and affiliates, including Affiliated Funds that do not otherwise hold a sufficient number of the Company’s shares to qualify as a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Except as provided in Section 3.3(d), each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 30 calendar days after delivery of the RFO Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Preferred Stock then held by such Major Investor bears to the total number of shares of Preferred Stock then held by all Major Investors, in each case with each share of Preferred Stock considered on an as-if converted to Common Stock basis. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10 day period commencing after receipt of such information, each Fully Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Preferred Stock held by such Fully Exercising Investor bears to the total number of shares of Preferred Stock considered on an as-if converted to Common Stock basis.

(c) The Company may, during the 45 day period following the expiration of the period provided in subsection 3.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 3.3 shall not be applicable to (i) the issuance of Shares pursuant to stock dividends, stock splits or similar transactions; (ii) the issuance or sale of Shares (or options therefor) to employees, officers, directors and consultants of the Company, directly or pursuant to a stock option plan, restricted stock purchase plans or other stock plan approved by the Board of Directors (including 60% of the directors designated by the holders of Preferred Stock then in office); (iii) the issuance or sale of Shares to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors (including 60% of the directors designated by the holders of Preferred Stock then in office); (iv) the issuance or sale of Common Stock or Preferred Stock issuable upon the conversion or exercise of convertible or exercisable securities, including without limitation, warrants, notes or options outstanding as of the date of this Agreement or issued in compliance with this Section 3.1(d); (v) the issuance or sale of Shares in connection with bona fide acquisitions, mergers, joint ventures, strategic partnerships or similar transactions, the terms of which are approved by the Board of Directors (including at least 60% of the directors designated by the holders of Preferred Stock then in office); (vi) the issuance or sale of the Series E Preferred Stock pursuant to the Purchase Agreement, as such may be amended from time to time; (vii) the issuance of the Common Stock or Preferred Stock upon conversion of the Preferred Stock; (viii) the issuance or sale of Common Stock in a Qualified IPO; (ix) the issuance or sale of Shares with the affirmative vote of Investors holding at least 65% of the then outstanding shares of the Preferred Stock (voting together as a single class with each holder of Preferred Stock entitled to one vote per share of Preferred Stock then held by such holder); or (x) the issuance of any Shares that are not offered to existing stockholders pursuant to the approval of the Board of Directors (including at least 60% of the directors designated by the holders of Preferred Stock then in office(xi) the issuance of warrants to purchase Preferred Stock to Oxford Finance LLC, a Delaware limited liability company (“Oxford”) and Silicon Valley Bank, a California corporation (“SVB”) pursuant to the Loan and Security Agreement dated on or about March 26, 2012 (the “Loan Agreement”); and (xiii) the issuance of Shares to SVB or Oxford or their permitted assigns in compliance with the letter agreements entered into in connection with the Loan Agreement that grants each Lender certain rights to participate future equity financings of the Company (the “Equity Participation Side Letters”). ). In addition to the foregoing, the right of first offer in this Section 3.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e) The rights of first refusal of each Major Investor under this Section 3.3 may be assigned to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.12, provided, however, that no Investors shall have the rights of first refusal under this Section 3.3 unless such Investor is a Major Investor after the effectiveness of such transfer.

3.4 Reserved.

3.5 Directors’ and Officers’ Insurance; Indemnification. The Company shall use its best efforts to maintain in good standing, from financially sound and reputable insurers, a Directors’ and Officers’ liability insurance policy on terms and conditions reasonably acceptable to the Company and Clarus (provided that Clarus has a representative on the Company’s Board of Directors) that covers all directors and officers of the Company for so long as any Holder has a representative on the Company’s Board of Directors. So long as one or more of the Holder’s has the right, pursuant to Article IV, Section B(6) or any similar successor provision of the Restated Certificate to elect one or more members of the Company’s Board of Directors, the Company will not amend the indemnification provisions of Article VII of the Restated Certificate or any successor provision thereto to the detriment of any director of the Company, except as required by applicable law (unless approved by the Board of Directors, including 60% of the directors designated by the holders of Preferred Stock then in office, which 60% shall include the representative of Clarus on the Company’s Board of Directors, if any).

3.6 Reserved.

3.7 Board Expenses. The Company will reimburse members of the Board of Directors of the Company and any official observers for reasonable costs and expenses incurred in connection with attendance at Board meetings and otherwise in connection with attention to their duties on the Board of Directors of the Company.

3.8 Reserved.

3.9 Reserved.

3.10 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form reasonably acceptable to Clarus.

3.11 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock other than shares of capital stock that are subject to the Amended and Restated 2007 Right of First Refusal and Co-Sale Agreement dated on or about the date of this Agreement, whether such right of first refusal or right of first offer is pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of Registrable Securities owned by all Major Investors at the time of such proposed transfer. A Major Investor shall be entitled to apportion the right of first refusal granted to it among itself and its partners and affiliates in such proportion as it deems appropriate

3.12 Use of Proceeds. Unless otherwise approved by the Company’s Board of Directors, including at least 60% of the directors designated by the holders of Preferred Stock then in office, the proceeds from the sale and issuance of the shares of Series E Preferred Stock pursuant to the Purchase Agreement shall be used in accordance with the Budget & Business Plan.

3.13 Board Approval.

(a) The approval of the Board of Directors shall be required for:

(i) any executive compensation arrangements or agreements;

(ii) the offer of employment to or termination of any officer; and

(iii) the incurrence of any material indebtedness or material expense that is not set forth in the approved Budget & Business Plan.

(b) The approval of the Board of Directors, including at least 60% of the directors designated by the holders of Preferred Stock then in office, shall be required for any material change to the Budget & Business Plan.

3.14 Preferred Stock Protective Provisions. So long as one million (1,000,000) shares of Preferred Stock are outstanding in the aggregate (as adjusted for stock splits, stock dividends, reclassifications and the like), the Company shall not (whether by amendment, merger, recapitalization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 65% of the then outstanding shares of the Preferred Stock (voting together as a single class with each holder of Preferred Stock entitled to one vote per share of Preferred Stock then held by such holder) amend the Budget and Business Plan for a given fiscal year after its initial adoption, unless approved by the Board of Directors pursuant to Section 3.14(b).

3.15 Confidentiality. Anything in this Agreement to the contrary notwithstanding, the Company shall not be required to comply with any rights provided to an Investor pursuant to Section 3.1 or 3.2 with respect to any information if (i) access to such information could reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information could reasonably be expected to result in disclosure of trade secrets to such Investor or any of its representatives; or (iii) access to such information could result in a commercial or business conflict of interest between such Investor or any of its representatives and the Company; (iv) access to such information could result in disclosure of sensitive or otherwise competitive information with respect to any commercial arrangements that the Company and such Investor or any of its representatives may be parties to during the term of this letter agreement and (v) a majority of the members of the Board, acting in good faith in the best interest of the Company, vote to limit the information disclosed to such Investor or any of its representatives; provided, however, that the Company shall be required to comply with Section 3.1 and 3.2 with respect to any information that does not come within the scope of (i) – (iv) above. Each Investor acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Investor is required to disclose such information by a governmental authority.

3.16 Termination of Covenants.

(a) The covenants set forth in Section 3.1 through Section 3.3, Section 3.10 through Section 3.13 shall terminate as to each Holder and be of no further force or effect on the earlier to occur of (i) the effective date of a Qualified IPO and (ii) the effective date of the termination of the Agreement pursuant to Section 4.1 hereof.

(b) The covenants set forth in Sections 3.1 and 3.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 3.16(a) above.

(c) The covenants set forth in Section 3.5 and Section 3.7 shall terminate with respect to each Holder when it no longer has a representative on the Board of Directors of the Company.

4. Miscellaneous.

4.1 Termination. This Agreement shall terminate, and have no further force and effect, on the date the Company consummates a transaction, or series of related transactions, deemed to be a Liquidation Transaction pursuant to Article IV(B), Section 2(f)(i), or any similar successor provision of the Restated Certificate, subject to the termination provisions of Section 3.16 hereof. Notwithstanding the foregoing, the confidentiality provision hereof will survive any such termination.

4.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

4.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of (i) the Company and (ii) (1) prior to a Qualified IPO, Investors holding at least 65% of the then outstanding shares of the Preferred Stock (voting together as a single class with each holder of Preferred Stock entitled to one vote per share of Preferred Stock then held by such holder ) and (2) at any time after a Qualified IPO, Holders of at least 65% of the Registrable Securities then outstanding; provided, however, that (A) if such amendment or waiver has the effect of affecting the Common Holders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Common Holders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Common Holders’ Stock, (B) if such amendment or waiver has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock, (C) if such amendment or waiver has the effect of affecting the Comerica Warrant Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Comerica Warrant Stock, then such amendment shall require the consent of the holder or holders of a majority of the Comerica Warrant Stock, and (D) if such amendment or waiver has the effect of affecting the Series D Warrant Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Series D Warrant Stock, then such amendment shall require the consent of the holder or holders of 65% of the Series D Warrant Stock. Notwithstanding the foregoing, this Agreement may be amended without the written consent of any other party for the sole purpose of including additional purchasers of Series E Preferred Stock as “Investors” and “Series E Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

4.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on Exhibit A hereto or as subsequently modified by written notice.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

4.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

4.8 Counterparts. This Agreement may be executed in two or more counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original and each of which shall be enforceable against the parties actually executing and delivering such counterparts, and all of which together shall constitute one and the same instrument.

4.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ R. Bradley Gray

Name:	R. Bradley Gray
Title:	Chief Executive Officer

Address:	530 Fairview Ave N.
Suite 2000
Seattle, WA 98109

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MORGAN STANLEY EXPANSION CAPITAL LP

By:	MS Expansion Capital GP LP
Its:	General Partner

By:	MS Expansion Capital GP Inc.
Its:	General Partner

By:	/s/ Melissa Daniels
Melissa Daniels
Managing Principal

MS EXPANSION CAPITAL CO-INVESTMENT VEHICLE LP

By:	MS Expansion Capital GP LP
Its:	General Partner

By:	MS Expansion Capital GP Inc.
Its:	General Partner

By:	/s/ Melissa Daniels
Melissa Daniels
Managing Principal

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By:	AllianceBernstein L.P.
Its:	Authorized agent

By:	/s/ Troy Fukumoto
Troy Fukumoto, Vice President

Address:	Attention: Troy Fukumoto
1999 Ave of the Stars, 21st Floor
Los Angeles, CA 90067
(310) 407-0084

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

TROY FUKUMOTO

/s/ Troy Fukumoto

Address:	1999 Ave of the Stars, 21st Floor
Los Angeles, CA 90067
(310) 407-0084

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Jason D. Sibley

Name:	Jason D. Sibley

Title:	Vice President

Address:	201 Merritt 7
Norwalk, CT 06851

GENERAL ELECTRIC COMPANY

By:	/s/ Marcus Ewert

Name:	M. Ewert

Title:	EVP Bus. Development GEHC

Address:	Pollards Wood
UK

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

BMV DIRECT LP

By:	/s/ Jonathan P. Klassen

Name:	Jonathan P. Klassen

Title:	Senior Vice President

Address:	17190 Bernardo Center Drive
San Diego, CA 92128

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

HENRI TERMEER

/s/ Henri Termeer

Address:	396 Ocean Avenue
Marblehead, MA 01945

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

CLARUS LIFESCIENCES II, L.P.

By its General Partner, Clarus Ventures II GP, LP
By its General Partner, Clarus Ventures II, LLC

By:	/s/ Nicholas Galakatos

Name:	Nicholas Galakatos
Title:	Managing Director

Address:	101 Main Street Suite 1210
Cambridge, MA 02142

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: OVP VENTURE PARTNERS VI, L.P.

By: OVMC VI, L.L.C., as General Partner

By:	/s/ Chad Waite

Name:	Chad Waite
Title:	Managing Member

Address:	1010 Market Street Kirkland, WA 98033

OVP VI ENTREPRENEURS FUND, L.P.

By: OVMC VI, L.L.C., as General Partner

By:	/s/ Chad Waite

Name:	Chad Waite
Title:	Managing Member

Address:	1010 Market Street Kirkland, WA 98033

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: OVP VENTURE PARTNERS VII, L.P.

By: OVMC VII, L.L.C., as General Partner

By:	/s/ Chad Waite
Name:	Chad Waite
Title:	Managing Member

Address:	1010 Market Street Kirkland, WA 98033

OVP VII ENTREPRENEURS FUND, L.P. By: OVMC VII, L.L.C., as General Partner

By:	/s/ Chad Waite

Name:	Chad Waite
Title:	Managing Member

Address:	1010 Market Street Kirkland, WA 98033

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: DRAPER FISHER JURVETSON FUND VII, L.P.

By:	/s/ John Fisher

Name:	John Fisher
Title:	Managing Director

Address:	2882 Sand Hill Road Suite 150 Menlo Park, CA 94025

DRAPER FISHER JURVETSON PARTNERS VII, LLC

By:	/s/ John Fisher

Name:	John Fisher
Title:	Managing Member

Address:	2882 Sand Hill Road Suite 150 Menlo Park, CA 94025

DRAPER ASSOCIATES RISKMASTERS FUND, LLC

By:	/s/ Timothy C. Draper

Name:	Timothy C. Draper
Title:	General Partner

Address:	2882 Sand Hill Road Suite 150 Menlo Park, CA 94025

DRAPER ASSOCIATES RISKMASTERS FUND II, LLC

By:	/s/ Timothy C. Draper

Name:	Timothy C. Draper
Title:	General Partner

Address:	2882 Sand Hill Road Suite 150 Menlo Park, CA 94025

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper

Name:	Timothy C. Draper
Title:	General Partner

Address:	2882 Sand Hill Road Suite 150 Menlo Park, CA 94025

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR: CICONIA & COMPANY

By:	/s/ Carl Stork
Carl Stork Member

Address:	4451 91st Ave NE
Yarrow Point WA 98004

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ H. Perry Fell
H. Perry Fell

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Amber Ratcliffe
Amber Ratcliffe

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMERICA: COMERICA BANK

By:	/s/ Michael Fishback
Name: Michael Fishback Title: Vice President

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Dwayne Dunaway
Dwayne Dunaway

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Amber Ratcliffe
Amber Ratcliffe

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

MAJOR COMMON HOLDER:

/s/ H. Perry Fell
H. Perry Fell

NANOSTRING TECHNOLOGIES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

Name

MORGAN STANLEY EXPANSION CAPITAL LP

MS EXPANSION CAPITAL CO-INVESTMENT VEHICLE LP

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

TROY FUKUMOTO

GE CAPITAL EQUITY INVESTMENTS, INC.

GENERAL ELECTRIC COMPANY

BMV DIRECT LP

HENRI TERMEER

CLARUS LIFESCIENCES II, L.P.

OVP Venture Partners VI, L.P.

OVP VI Entrepreneurs Fund, L.P.

Draper Fisher Jurvetson Fund VII, L.P.

Draper Fisher Jurvetson Partners VII, LLC

Draper Associates, L.P.

WS Investment Company

HEWM/VLG Investments LLC

Sonya Erickson

H. Perry Fell

Ciconia & Company

Gary & Becky Ratcliffe

VLG Investments 2007 LLC

Stephanie Petersen

Tammy Grogan

Sean Ferree

Gary K. Geiss

Naeem Dowida

Jeffrey James

Mary Tedd Allen

Sherri L. Rogalski